Exhibit 99.1

Milton Berlinski To Resign from Victory Capital Holdings Board of Directors

SAN ANTONIO--(BUSINESS WIRE)--December 29, 2023--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today announced that Milton Berlinski will be stepping down from the Company’s Board of Directors on December 31, 2023, after nine years of service.

In 2014, Mr. Berlinski led Reverence Capital Partners’ (“Reverence”) successful investment in Victory Capital. Earlier this year, private equity funds managed by Reverence divested substantially all of their shares in Victory Capital. Following such divestments and after consultation with Victory Capital Chairman and CEO David Brown, Mr. Berlinski has decided to step down from the Board on December 31, 2023.

Commenting on the resignation, David Brown said: “I would like to thank Milton for his support and counsel over the years. His contributions reinforced the rapid growth of our Company as we advanced from a privately held asset manager to a publicly held, scaled organization with well-diversified investment capabilities and a robust muti-channel distribution platform.”

Mr. Berlinski co-founded Reverence Capital Partners in June 2013, after concluding a 26-year career at Goldman Sachs, where he served as a founding member of the Financial Institutions Group in Investment Banking, focusing on banks, consumer and commercial finance companies, asset management, insurance, and capital markets.

“It's been a privilege and honor to have been an investor and director on what has been an amazing journey under David Brown's leadership,” Mr. Berlinski said. “I’ve watched the Company move from strength to strength and, with this strong management team and business model, Victory is extremely well positioned to deliver for its stakeholders.”

About Victory Capital

Victory Capital is a diversified global asset management firm with $159.6 billion in assets under management as of November 30, 2023. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more, please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director of Global Communications
210-694-9693
Jessica_davila@vcm.com